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                                                                   Exhibit 10.3

Bonus Plans for Named Executive Officers

         Bonus arrangements are highly informal and vary from employee to employee. With respect to the named executive officers receiving bonuses, all are "salesmen's bonuses" except Mr. Qualmann's. For 1998, his bonus was targeted at 35% to 60% of base salary based on achieving certain cash flow levels and completing specified goals.